Exhibit 99.1

For Immediate Release
October 25, 2004

EMERSON RADIO PROMOTES GUY A. PAGLINCO TO VP/CFO

PARSIPPANY, NJ, October 25, 2004 — Emerson Radio (AMEX: MSN) has named Guy A. Paglinco as its new Chief Financial Officer. Mr. Paglinco replaces Kenneth A. Corby who resigned to pursue other business interests. Mr. Corby will remain as a consultant to the Company for one year.

Mr. Paglinco has been part of the Emerson management team since 1998 and has served as head of the Accounting Dept., Assistant Vice President and Controller. Prior to that, he held Controller and CFO positions with various private and public companies. Previously, he was employed by KMG Main Hurdman for six years.

Mr. Paglinco attended Rutgers University where he earned a Bachelors Degree with a major in Accounting and a minor in Economics. He also has an MBA in finance from Fairleigh Dickenson University. He is a member of the American Institute of Certified Public Accountants (AICPA) and the New Jersey State Society of Certified Public Accountants (NJSSCPA).

EMERSON RADIO CORP., founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, throughout the world, full lines of televisions, and other video products, microwave ovens, clocks, radios, audio and home theater products. Its 53% owned subsidiary, Sport Supply Group, Inc. is a direct marketer of sports-related equipment and leisure products to the institutional market, including schools, colleges, universities, government agencies, military facilities, athletic clubs, athletic teams and dealers, youth sports leagues and recreational organizations. Emerson’s web site is www.emersonradio.com.

Contact:
Emerson Radio Corp. :
Guy A. Paglinco
Vice President/Chief Financial Officer
973-428-2085
Emerson Radio Corp. :
Investor Relations :
Laura Boorn
Investor Relations Manager
972-884-2302